UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

HARTMARX CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-8501	36-3217140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Wacker Drive
Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)

(312) 372-6300
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Retirement of Principal Executive Officer

Homi B. Patel, chairman, president and chief executive officer of Hartmarx Corporation (the "Company"), announced his retirement from the Company, effective July 30, 2009.  Mr. Patel will continue to serve on the Company's board of directors.

(c)           Appointment of Principal Operating Officer

On July 31, 2009, the Board of Directors (the "Board") appointed Taras R. Proczko, age 54, as executive vice president and chief operating officer of the Company.  Mr. Proczko has been employed by the Company since August 1980.  There are no family relationships between Mr. Proczko and any director or other executive officer of the Company and the Company is not aware of any related party transactions between the Company and Mr. Proczko.

From 1993 to January 2000 he served as assistant general counsel; from January 2000 to December 2001 he served as vice president, corporate counsel and secretary; and since December 2001 he has served as senior vice president, general counsel and secretary of the Company.  Mr. Proczko will also continue as general counsel and secretary.

Mr. Proczko's employment and compensation arrangements with the Company remain unchanged and include an annual base salary of $215,760.  He is also eligible to participate in the Hartmarx Management Incentive Plan ("MIP") and the Company's annual incentive bonus program, although no Company performance targets or bonus opportunity amounts under the MIP have been established for the fiscal year ending November 30, 2009.  Mr. Proczko is eligible for equity grants under the Company's 2006 Incentive Stock Plan, as approved by the Compensation and Stock Option Committee of the Board of Directors ("Committee"), but no equity grants are expected to be made during fiscal 2009. In addition, Mr. Proczko is eligible for other benefits consistent with those received by other Company executives.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits

99.1        Press Release dated July 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
Taras R. Proczko
Executive Vice President

Dated: August 4, 2009

EXHIBIT LIST

Exhibit Number               Description

99.1                                   Press Release dated July 30, 2009.